(d)(10)(ii)

FORM OF

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING EQUITY TRUST

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
Name of Fund*	Class A	Class B	Class C	Class I	Class O	Class R	Class R6	Class W
ING Large Cap Value Fund Term for Classes A, B, C, I, O, R, and W Expires October 1, 2014 Initial Term for Class R6 Expires October 1, 2014	1.25%	2.00%	2.00%	1.00%	1.25%	1.50%	0.78%	1.00%

ING MidCap Opportunities Fund Initial Term Expires October 1, 2006 Initial Term for Class O Expires October 1, 2009 Initial Term For Class W Expires October 1, 2010 Initial Term for Class R Expires October 1, 2012 Initial Term for Class R6 Expires October 1, 2014	1.75%	2.45%	2.45%	1.45%	1.70%	2.00%	0.88%	1.50%

ING Mid Cap Value Fund Initial Term Expires October 1, 2012	N/A	N/A	N/A	0.90%	N/A	N/A	N/A	N/A

ING SmallCap Opportunities Fund Initial Term for Class R6 Expires October 1, 2014	N/A	N/A	N/A	N/A	N/A	N/A	1.05%	N/A

HE

Date Last Amended: May 31, 2013

*            This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.